CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Retirement Plan Administrative Committee of
of Dunkin’ Brands Group, Inc.:

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-187615) pertaining to the Dunkin’ Brands 401(k) Retirement Plan (formerly Dunkin’ Brands, Inc. 401(k) Retirement Plan) of Dunkin’ Brands Group, Inc. of our report dated June 23, 2014 relating to the statements of net assets available for plan benefits of the Dunkin’ Brands 401(k) Retirement Plan as of December 31, 2013 and 2012, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2013, included in this annual report on Form 11-K.

/s/ Caron & Bletzer, PLLC

Kingston, NH
June 23, 2014